EXHIBIT NO. 99.2


                                                     May 20, 2002 Stay Bonuses


                            PRIME GROUP REALTY TRUST
                                 BONUS AGREEMENT

            This BONUS AGREEMENT (the "Agreement") is dated as of May 20, 2002 (the "Grant Date"), by and between Jeffrey A. Patterson, an individual residing in Hinsdale, Illinois (the "Grantee"), Prime Group Realty Trust, a Maryland real estate investment trust (the "Company") and Prime Group Realty, L.P., a Delaware limited partnership (the "Operating Partnership"; the Company and the Operating Partnership are jointly and severally referred to herein as "Prime").

                             W I T N E S S E T H:
                             -------------------

            WHEREAS, the Grantee is a key employee and officer of the Company; and

            WHEREAS, Prime desires to grant to the Grantee a stay bonus for calendar year 2002, which is in addition to all other bonuses and stay bonuses previously or in the future granted to such Grantee.

            NOW, THEREFORE, for good and valuable consideration, the parties hereto agree as follows:

            1. Definitions. The terms "Capital Event" or "Capital Events" as used in this Agreement shall mean any capital event or capital events (including financings, refinancings or sales or joint ventures of assets) closed by the Company or any of its affiliates which results individually or in the aggregate in the Company or its affiliates receiving Net Proceeds from such capital event. The term "Net Proceeds" as used in this Agreement shall mean the gross proceeds from any such Capital Event minus the costs and any repayment of debt relating specifically to, and encumbering the asset or assets involved in, such Capital Event. The term "Diminution Event" as used in this Agreement shall mean any material diminution in (1) the rights, benefits (other than changes applying to employees generally), duties and/or responsibilities of Grantee (including a change of title below Co-President and Chief Investment Officer) or (2) the compensation package for Grantee. Any other initially capitalized terms used in this Agreement which are not defined herein and which are defined in that certain Employment Agreement dated as of September 1, 2000 between Grantee and the Company (the "Employment Agreement") shall have the same meaning as given in such Employment Agreement.

            2. 2002 Stay Bonuses. Prime hereby awards to the Grantee a 2002 Stay Bonus (the "Stay Bonus") in the amount of $250,000. The Stay Bonus granted to the Grantee in this Agreement is in addition to any and all bonuses and stay bonuses previously or in the future granted to the Grantee. The Stay Bonus shall vest on a per diem basis over calendar year 2002 commencing on January 1, 2002 and ending on December 31, 2002 and be payable as described in this Agreement. Vested portions of the Stay Bonus shall be payable upon the earlier of (i) the date of the closing of any Capital Event or Capital Events resulting in sufficient Net Proceeds to the Trust in the judgment of the Compensation Committee of the Board of Trustees of the Company to pay the portion of the Stay Bonus then vested at the time of such payment, (ii) December 31, 2002 provided that if the Grantee is no longer an employee of an "Employer" (as currently defined in the Company's Share Incentive Plan) on such date, only that portion of the Stay Bonus which vested on or prior to such termination of employment shall be payable, or (iii) as otherwise provided in this Agreement.

Notwithstanding the foregoing, (i) in the event the Grantee ceases to be an employee of an Employer after the Grant Date (a) due to the Grantee's death or Disability, (b) in connection with a "Change in Control" of the Company, or (c) because Grantee is terminated without "Cause" as defined in the Employment Agreement or (ii) in the event of the occurrence of a Diminution Event, then in any such event, all rights to any portion of the Stay Bonus not theretofore vested or payable shall immediately vest and the entire Stay Bonus shall be payable on the date of such employment is terminated or such Diminution Event occurs. Except as expressly provided above, all rights to receive any portion of the Stay Bonus not theretofore vested shall be forfeited as of the date the Grantee voluntarily leaves his employment with an Employer, unless Grantee voluntarily leaves his employment in connection with a Diminution Event. If Grantee voluntarily terminates his employment with an Employer prior to December 31, 2002 and such termination is not in connection with a Diminution Event, then
(x) that portion of the Stay Bonus which shall be vested shall be equal to the total amount of such Stay Bonus multiplied by a fraction equal to the number of days in calendar year 2002 through to the date of such termination divided by the remaining number of days in calendar year 2002 after the date of such termination, (y) the remaining unvested portion of the Stay Bonus shall be forfeited and (z) the vested portion of the Stay Bonus shall be payable pursuant to the timetable set forth above.

            4. Transferability. This Grant is personal to the Grantee and the same may not in any manner or in any respect be assigned or transferred, other than by will or the laws of descent and distribution. Upon the Grantee's death, the Company will distribute the Grantee's Stay Bonus to such beneficiary or beneficiaries and in such proportions as the Grantee may designate in writing, and in the absence of a designation, to the Grantee's personal representative.

            5. Employee Agreement. The total aggregate amount of the Stay Bonus under this Agreement shall be considered to be a 2002 "Performance Bonus Distribution "for the purpose of calculating any "Termination Compensation" under the Employment Agreement due to Grantee, in addition to any other bonuses that may be approved for Grantee relating to calendar year 2002. The Annual Bonuses and Stay Bonuses previously granted to Grantee pursuant to that certain Bonus Agreement among the parties dated as of February 8, 2002 shall be considered 2001 "Performance Bonus Distributions" for the purpose of calculating any such Termination Compensation. In the event that any such Termination Compensation becomes due to a Grantee, the current bonuses for 2002 and 2001, as described above, shall be used in calculating such compensation, notwithstanding the fact that additional 2002 Performance Bonus Distributions may be granted in the future pursuant to Prime's customary compensation review process.

            6.    Miscellaneous.
                  -------------

            (a) This Agreement is not a contract of employment or service, and no terms of the Grantee's employment or service will be affected in any way by this Agreement or related instruments, except to the extent expressed therein or herein. This Agreement shall not be construed as conferring any legal rights of the Grantee to continue to be employed or remain in the employ or service of the Company, nor will it interfere with Prime's or any Subsidiary's (as defined in the Company's current Share Incentive Plan) right to discharge the Grantee or to deal with him or her regardless of the existence of this Agreement. For the purposes of this Agreement, employment with a Subsidiary shall be considered employment with the Company.

            (b) The validity, interpretation and effect of this Agreement shall be governed by the laws of the State of Maryland, excluding the "conflicts of laws" rules thereof.

             (c) Any notice or other  communication  required or permitted under this Agreement must be in writing and must be delivered personally, sent by certified, registered or express mail, or sent overnight by nationally recognized courier, at the sender's expense. Notice will be deemed given when delivered personally or, if mailed, three days after the date of deposit in the United States mail or, if sent by nationally recognized overnight courier, on the regular business day following the date sent. Notice to the Company and/or the Operating Partnership should be sent to Prime Group Realty Trust, 77 West Wacker Drive, Suite 3900, Chicago, Illinois 60601, Attention: Acting Chairman of the Board and General Counsel. Notice to the Grantee will be personally delivered or sent to the address for the Grantee maintained by the Company's Human Resources Department. The Company and/or Operating Partnership shall first try to personally deliver notices prior to sending them via another method approval above.

            (d) All obligations of the Company and/or Operating Partnership under this Agreement will be binding on any successor to the Company or the Operating Partnership, whether the existence of the successor results from a direct or indirect purchase of all or substantially all of the business and/or assets of the Company and/or Operating Partnership, or a merger, consolidation, or otherwise.

            (e) In the event that any payment by Prime in cash is not made by the deadline required hereunder interest shall accrue daily on such amount at the rate of 12% per annum, compounded monthly, and the Grantee shall be entitled to recover its reasonable attorney's fees, court costs and other expenses in enforcing Prime's obligation to make such payment.

            (f) The Company, the Operating Partnership and the Grantee may amend this Agreement only by a written instrument signed by the parties.

            (g) The invalidity or unenforceability of any particular clause or provision of this Agreement will not affect the other clauses or provisions hereof, and this Agreement will be construed in all respects as if such invalid or unenforceable clauses or provisions were omitted.

            (h) This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.





                              [Signature Page Follows]

            IN WITNESS WHEREOF, the parties hereto have duly executed this Bonus Agreement on the day and year first above written.







PRIME GROUP REALTY TRUST                        GRANTEE

By:  /s/ Stephen J. Nardi                       /s/ Jeffrey A. Patterson
     -------------------------------            --------------------------------
Its: Acting Chairman of the Board               Jeffrey A. Patterson
     -------------------------------




PRIME GROUP REALTY, L.P.
a Delaware limited partnership

By:   Prime Group Realty Trust,
      its general partner

By:   /s/ Stephen J. Nardi
      -------------------------------
Its:  Acting Chairman of the Board
      -------------------------------